                                                                    EXHIBIT 99.1

[O'CHARLEY'S INC. LOGO]

NEWS RELEASE

CONTACT: A. Chad Fitzhugh
         Chief Financial Officer
         (615) 782-8818

                 O'CHARLEY'S INC. REPORTS FIRST QUARTER RESULTS

FIRST QUARTER HIGHLIGHTS
- EARNINGS PER SHARE EXCEED PREVIOUS GUIDANCE
- SAME STORE SALES UP 4.0% AT O'CHARLEY'S, 1.7% AT NINETY NINE AND 10.1% AT STONEY RIVER

NASHVILLE, Tenn. (May 11, 2004) -- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today reported revenues and earnings per share for the 16-week period ended April 18, 2004.

O'Charley's Inc. Financial and Operational Highlights

         For the 16-week period ended April 18, 2004, earnings per diluted share were $0.34 compared with $0.41 per share in the 16-week period ended April 20, 2003. Revenues in the first quarter increased 24.5% to $267.7 million from $215.1 million in the prior-year period. Net earnings for the first quarter were $7.7 million compared with $8.9 million in the prior-year period.

         Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc. stated, "We are excited about our start to 2004 as all three concepts reported strong same store sales increases driven primarily by improvements in customer visits. The early results of our phase three initiative at our O'Charley's concept, coupled with solid sales performance by Ninety Nine and continued growth in sales at Stoney River contributed to the better-than-anticipated earnings results for the first quarter. During the first quarter, we estimate that higher-than-anticipated commodity costs adversely affected our earnings by approximately $0.02 per diluted share. While the Company is showing marked signs of improvement and the outlook for continued sales and earnings growth is more optimistic, we remain somewhat cautious due to the overall commodity cost environment."

O'Charley's Restaurants

         Restaurant sales for O'Charley's increased 15.8% to $183.2 million for the first quarter. Same store sales for the first quarter were up 4.0% when compared with the prior-year period. Six new O'Charley's restaurants opened during the first quarter and one has opened to date in the second quarter, bringing the total number of O'Charley's restaurants to 213. The Company expects to open a total of approximately 15 new O'Charley's restaurants in 2004, with all restaurants expected to open in existing markets.

         Commenting on the results for O'Charley's, Mr. Burns stated, "Although we are still early in the implementation of phase three at O'Charley's, we are pleased with the 6.4% increase in customer visits during the quarter and the favorable response to the promotions we introduced this quarter. As we continue to grow the O'Charley's customer base through the addition of new customers and the retention of core customers, we expect to build on the first quarter results and further expand our operating margins."


                                     -MORE-
            3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

CHUX Reports First Quarter Results
Page 2
May 11, 2004


Ninety Nine Restaurant & Pub Restaurants

         Restaurant sales for Ninety Nine were $74.5 million for the first quarter. Same store sales for the first quarter were up 1.7% compared with the prior-year period. Two new Ninety Nine restaurants opened in the first quarter and two opened to date in the second quarter of 2004, bringing the total to 91 Ninety Nine restaurants. The Company expects to open a total of approximately 12 new Ninety Nine restaurants in 2004, with all openings in existing markets.

         Mr. Burns stated, "Ninety Nine continues to perform well, operating and opening stores with a level of intensity and passion that produces accretive financial results for the Company. Ninety Nine enjoys a loyal customer base and, given the continued success of new store openings and new store performance, has been able to broaden that base in both new and existing markets."

Stoney River Legendary Steaks Restaurants

         First quarter sales for Stoney River Legendary Steaks increased 10.4% to $7.2 million. Same store sales increased 10.1% for the first quarter compared with the prior-year period. The Company does not intend to open any Stoney River restaurants in 2004. Mr. Burns added, "The operational excellence and greater brand awareness at Stoney River have yielded improved results as evidenced by the strong same store sales increases during the past three quarters. The nurturing and refining of this concept over the last two years has begun to pay off for us, and we look forward to expanding the Stoney River concept in 2005."

Outlook for Second Fiscal Quarter of 2004

         The Company stated that it expects to report net earnings of $0.22 to $0.25 per diluted share for the second quarter ending July 11, 2004. These projected results for the second fiscal quarter are based upon anticipated increases in same store sales of 2% to 4% and three additional restaurants for the O'Charley's concept and same store sales increases of 1% to 3% for the Ninety Nine concept in the second quarter. During the first quarter, commodity costs were approximately 4% higher than the prior-year period. The Company expects the higher commodity costs trend to continue at least through the second quarter and has included estimates for these higher costs in the second quarter guidance.

Investor Conference Call and Web Simulcast

         O'Charley's Inc. will conduct a conference call on its first quarter earnings release on May 12, 2004, at 11:00 a.m. EDT. The number to call for this interactive teleconference is (913) 981-5508. A replay of the conference call will be available until May 19, 2004, by dialing (719) 457-0820 and entering the passcode, 149871.

         The Company will also provide an on-line Web simulcast and rebroadcast of the conference call. The live broadcast of the Company's quarterly conference call will be available on-line at the Company's Website at www.ocharleys.com, as well as www.streetevents.com and www.fulldisclosure.com on May 12, 2004, beginning at 11:00 a.m. EDT. The on-line replay will follow shortly after the call and continue until May 26, 2004.

         O'Charley's Inc. operates 213 O'Charley's restaurants in 16 states in the Southeast and Midwest. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly-baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company also operates Ninety Nine Restaurant &


                                     -MORE-

CHUX Reports First Quarter Results
Page 3
May 11, 2004


Pub in 91 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont. Ninety Nine has earned a strong reputation for providing generous portions of high-quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. In addition, the Company operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

         This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including the Company's projected results of operations for the second fiscal quarter of 2004,may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to successfully implement sales building initiatives at the O'Charley's concept, increase operating margins and reverse decreases in same restaurant sales; the adverse impact of the Hepatitis A occurrence and the related litigation on the Company's results of operations; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; the effect that any increases in food, labor and other expenses, including those associated with the sales building initiatives, may have on our results of operations; and the other risks described in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.



                                     -MORE-

CHUX Reports First Quarter Results
Page 4
May 11, 2004


                                O'CHARLEY'S INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
              SIXTEEN WEEKS ENDED APRIL 18, 2004 AND APRIL 20, 2003

                                                                        2004                               2003
                                                              -------------------------         --------------------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
      Restaurant sales                                        $ 265,005            99.0%        $ 213,282             99.2%
      Commissary sales                                            2,738             1.0%            1,802              0.8%
                                                              ---------         -------         ---------          -------
                                                                267,743           100.0%          215,084            100.0%
Costs and Expenses:
      Cost of restaurant sales: (1)
          Cost of food and beverage                              79,595            30.0%           59,307             27.8%
          Payroll and benefits                                   90,588            34.2%           69,375             32.5%
          Restaurant operating costs                             47,199            17.8%           38,911             18.2%
      Cost of commissary sales                                    2,581             1.0%            1,692              0.8%
      Advertising, general and administrative expenses           18,952             7.1%           16,122              7.5%
      Depreciation and amortization                              11,575             4.3%            9,959              4.6%
      Preopening costs                                            1,642             0.6%            2,381              1.1%
                                                              ---------                         ---------
                                                                252,132            94.2%          197,747             91.9%
                                                              ---------         -------         ---------          -------

Income from Operations                                           15,611             5.8%           17,337              8.1%

Other (Income) Expense:
      Interest expense, net                                       3,964             1.5%            3,747              1.7%
      Other, net                                                     31             0.0%              (43)             0.0%
                                                              ---------         -------         ---------          -------
                                                                  3,995             1.5%            3,704              1.7%
                                                              ---------         -------         ---------          -------

Earnings Before Income Taxes                                     11,616             4.3%           13,633              6.3%
Income Taxes                                                      3,906             1.5%            4,737              2.2%
                                                              ---------         -------         ---------          -------
Net Earnings                                                  $   7,710             2.9%        $   8,896              4.1%
                                                              =========         =======         =========          =======

Basic Earnings per Share:
      Net Earnings                                            $    0.35                         $    0.43
                                                              =========                         =========
      Weighted Average Shares Outstanding                        22,328                            20,795
                                                              =========                         =========

Diluted Earnings per Share:
      Net Earnings                                            $    0.34                         $    0.41
                                                              =========                         =========
      Weighted Average Shares Outstanding                        22,737                            21,818
                                                              =========                         =========


(1) These items are shown as a percentage of restaurant sales.


                                     -MORE-

CHUX Reports First Quarter Results
Page 5
May 11, 2004



                                O'CHARLEY'S INC.
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                     AT APRIL 18, 2004 AND DECEMBER 28, 2003

                                                               2004            2003
                                                             --------        --------
                                                                  (IN THOUSANDS)
Cash                                                         $  3,665        $  9,574
Other current assets                                           54,552          39,930
Property and equipment, net                                   427,805         429,361
Goodwill and other intangible assets                          118,995         118,990
Other assets                                                   22,349          22,380
                                                             --------        --------
      Total assets                                           $627,366        $620,235
                                                             ========        ========

Current portion of long-term debt and capital leases         $ 10,669        $ 10,031
Other current liabilities                                      75,391          70,779
Deferred income taxes                                           8,993           6,940
Long-term debt, net of current portion                        149,139         165,145
Capitalized lease obligations, net of current portion          35,512          34,453
Other liabilities                                              35,121          29,752
Shareholders' equity                                          312,541         303,135
                                                             --------        --------
      Total liabilities and shareholders' equity             $627,366        $620,235
                                                             ========        ========



                                     -END-